Exhibit 99.1

Net1 appoints Lincoln Mali as Southern African CEO

Johannesburg, February 9, 2021 - Net 1 UEPS Technologies, Inc. (NasdaqGS: UEPS; JSE: NT1) ("Net1" or the "Company") today announced that it has appointed Lincoln Mali as Chief Executive Officer ("CEO") of Net1 Southern Africa, a new position for the company.

A highly accomplished financial services executive with over 25 years in the industry, Mali makes the move to Net1 from his role as Head of Group Card and Payments at Standard Bank Group. Mali also chairs the board of directors of Diners Club South Africa and is a member of the Central and Eastern Europe, Middle East and Africa (CEMEA) Business Council for Visa. He will join Net1 on May 1, 2021.

"After a thorough and rigorous search process, we are delighted that Lincoln Mali has agreed to join Net1 as the CEO of Net1 Southern Africa.  He has a very strong track record in consumer and merchant financial services across South Africa and 16 other African countries. Furthermore, he is a highly ethical business leader who is strongly aligned with Net1's vision and mission," said Jabu Mabuza, Chairman of Net1.

Mali said: "I am delighted to be appointed as CEO of Net1 Southern Africa. Net1 has unique capabilities, technology and infrastructure to provide financial services to unbanked and underbanked consumers and merchants. Furthermore, Net1 has a staff complement of over 2,500 competent and dedicated men and women. I am excited to use those capabilities and work with my new colleagues to make Net1 a leading financial technology business. I wish to thank the Board for their support."

"Joining the Net1 team aligns with my purpose of making a difference in society, and I look forward to working with my new colleagues and other stakeholders to drive financial inclusion for the unbanked and underbanked market. Hopefully our efforts will give these clients dignity and choice in financial services," Mali concluded.

Furthermore, Net1 is continuing with its search for a Group CEO and will communicate progress in due course.

About Net1 (www.net1.com)

Net1 is a South African-focused financial technology company with a presence in Africa and Asia. Net1 utilizes its proprietary banking and payment technology to distribute low-cost financial and value-added services to underserved consumers and small businesses. The Company also provides transaction processing services, including being a payment processor and bill payment platform in South Africa. Net1 leverages its strategic investments in banks, telecom and mobile payment technology companies to further expand its product offerings or to enter new markets.

Net1 has a primary listing on NASDAQ (NasdaqGS: UEPS) and a secondary listing on the Johannesburg Stock Exchange (JSE: NT1). Visit www.net1.com for additional information about Net1.

Investor Relations Contact:
Dara Dierks

Managing Director - ICR

Email: net1IR@icrinc.com

Media Relations Contact:

Rich Mkhondo

Phone: +27-83 2010-254

Email: Rich Mkhondo@mediaandwritersfirm.com